Mail Stop 3561

      							 July 8, 2005




By Facsimile and U.S. Mail

Mr. Dwayne A. Moyers
Chief Executive Officer
Xponential, Inc.
6400 Atlantic Boulevard
Suite 190
Norcross, GA 30071

      Re:    Form 10-KSB for the Year Ended
      	June 30, 2004
      	Filed September 28, 2004
                File No.  1-13919

Dear Mr. Moyers:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.


								Sincerely,



								Michael Moran
								Accounting Branch Chief